                                                                     EXHIBIT 8.1

                       BLACKWELL SANDERS PEPER MARTIN LLP

                          2300 MAIN STREET, SUITE 1000
                          KANSAS CITY, MISSOURI 64108
                                 (816) 983-8000

                                  May 4, 1999

UtiliCorp United Inc.
20 West Ninth Street
Kansas City, Missouri 64105

Ladies and Gentlemen:

    We refer to the Agreement and Plan of Merger (the "Agreement") dated as of March 4, 1999 between UtiliCorp United Inc., a Delaware corporation ("UCU"), and St. Joseph Light & Power Company, a Missouri corporation (the "Company"), which provides for the merger (the "Merger") of the Company with and into UCU, with UCU as the surviving corporation (the "Surviving Corporation"), and the common stockholders of the Company becoming stockholders of UCU, all on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms used but not defined herein have the meanings specified in the Agreement.

    As provided in the Agreement, at the Effective Time, by reason of the
Merger: (i) each issued and outstanding share of common stock, without par value, of the Company ("Company Common Stock") (other than shares of Company Common Stock to be canceled, as described below, and other than Dissenting Shares) shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share, of UCU ("UCU Common Stock") determined by dividing $23.00 by the Average UCU Share Price, with cash paid in lieu of fractional shares of UCU Common Stock, and (ii) each share of Company Common Stock that is owned by the Company as treasury stock and each share of Company Common Stock that is owned by UCU or any of its wholly owned Subsidiaries shall be canceled and retired and shall cease to exist and no shares of UCU Common Stock or other consideration shall be delivered in exchange therefor. The Rights Agreement will be terminated or the Rights will be redeemed prior to the Effective Time. All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive
(i) certificates representing the number of whole shares of UCU Common Stock into which such shares have been converted, (ii) certain dividends and other distributions and (iii) cash in lieu of a fractional share of UCU Common Stock.

    The Merger and the Agreement are more fully described in UCU's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of shares of UCU Common Stock, which has been filed by UCU with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Proxy Statement/Prospectus (the "Prospectus") of UCU and the Company.

    In rendering the opinions expressed below, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Agreement, the Registration Statement, the Prospectus and such other documents as we have deemed relevant and necessary (including, without limitation, those described above). Such opinions are conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such instruments between the date thereof and the Effective Time.

UtiliCorp United Inc.
May 4, 1999
Page 2

    We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have further assumed that: (i) the transactions related to the Merger or contemplated by the Agreement will be consummated (A) in accordance with the Agreement and (B) as described in the Prospectus; (ii) the Merger will qualify as a statutory merger under the laws of the State of Missouri; and (iii) as of the date hereof, and as of the Effective Time (as if made as of the Effective Time), the written statements made by executives of UCU and the Company contained in the UCU Tax Certificate and the Company Tax Certificate, respectively, each dated on or about the date hereof, are and will be accurate in all respects, and neither UCU nor the Company will have provided written notification prior to the Effective Time that a statement made in the UCU Tax Certificate or the Company Tax Certificate, respectively, is no longer accurate

    In rendering our opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings and interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial decisions, rulings, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein. Furthermore, the opinions expressed below might not be applicable to Company shareholders who, for United States federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

    Based upon and subject to the foregoing, it is our opinion, as counsel for UCU, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

    In addition, reference is made to the statements in the Prospectus under the caption "The Merger -- Federal Income Tax Consequences," which have been prepared or reviewed by us. It is our opinion that the statements made under the caption "The Merger -- Federal Income Tax Consequences," to the extent constituting a discussion of matters of federal income tax law or legal conclusions with respect thereto, are true and correct in all material respects.

    Except as expressly set forth in the preceding two paragraphs, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger.

    We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which hereafter occur.

    This opinion is provided to you only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by you. Notwithstanding the foregoing, we hereby consent to the reference to Blackwell Sanders Peper Martin LLP in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ BLACKWELL SANDERS PEPER MARTIN
                                          LLP

                                          Blackwell Sanders Peper Martin LLP